EXHIBIT 15


Pancho's Mexican Buffet, Inc.:

We have reviewed in accordance with standards established by the American Institute of Certified Public Accountants the unaudited interim financial information of Pancho's Mexican Buffet, Inc. and subsidiaries for the nine-months and three-months ended June 30, 1996 and 1995, as indicated in our report dated August 1, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, is incorporated by reference in Registration Statements No.
2-86238 and No. 33-60178 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.






/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Fort Worth, Texas
August 12, 1996
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